UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017

Kala Pharmaceuticals, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38150	27-0604595
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Beaver Street, Suite 201
Waltham, MA 02453

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 996-5252

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On September 28, 2017, the Board of Directors (the “Board”) of Kala Pharmaceuticals, Inc. (the “Company”) increased the size of the Board from eight to nine directors and, following the recommendation of the Nominating and Corporate Governance Committee, appointed Andrew Ian Koven as a director, effective immediately. Mr. Koven will serve as a Class I director with a term expiring at the 2018 Annual Meeting of Stockholders and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Mr. Koven will serve as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.  The Board has determined that Mr. Koven is “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations, including Rule 10C-1under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Koven is President and Chief Business Officer of Aralez Pharmaceuticals Inc., a public company, and served in this role with the company’s predecessor, POZEN Inc., since June 1, 2015. Prior to joining Pozen, Mr. Koven served as Chief Administrative Officer and General Counsel of Auxilium Pharmaceuticals Inc., a specialty biopharmaceutical company, from February 2012 until January 2015, when it was acquired by Endo International plc. In September 2011, Mr. Koven was appointed President and Chief Administrative Officer and a member of the board of directors of Neurologix. Mr. Koven resigned from Neurologix in November 2011, primarily due to the company’s inability to raise sufficient capital to continue its operations (including its inability to compensate Mr. Koven for his services). Neurologix filed for protection under Chapter 7 of the U.S. Bankruptcy Code on March 16, 2012.  Before Neurologix, Mr. Koven served as Executive Vice President and Chief Administrative and Legal Officer of Inspire Pharmaceuticals, Inc., a specialty pharmaceutical company, from July 2010 until May 2011 when it was acquired by Merck & Co., Inc. Previously, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary of Sepracor Inc., a specialty pharmaceutical company, from March 2007 until February 2010 when it was acquired by Dainippon Sumitomo Pharma Co., Ltd. Prior to joining Sepracor, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary of Kos Pharmaceuticals, Inc., a specialty pharmaceutical company, from August 2003 until its acquisition by Abbott Laboratories in December 2006. Mr. Koven began his career in the pharmaceutical industry first as an Assistant General Counsel and then as Associate General Counsel at Warner-Lambert Company from 1993 to 2000, followed by his role as Senior Vice President and General Counsel at Lavipharm Corporation from 2000 to 2003. From 1986 to 1992 he was a corporate associate at Cahill, Gordon & Reindel in New York. From 1992 to 1993 he served as Counsel, Corporate and Investment Division, at The Equitable Life Assurance Society of the U.S.

There are no arrangements or understandings between Mr. Koven and any other person pursuant to which he was elected as a director. There are no transactions in which Mr. Koven has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). Mr. Koven will receive compensation for his service as a non-employee director and for committee service in accordance with the Company’s director compensation program, which is described in the Company’s final prospectus for its initial public offering filed pursuant to Rule 424(b) under the Securities Act on July 20, 2017, including the award of a one-time nonqualified stock option under the Company’s 2017 Equity Incentive Plan to purchase 25,920 shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) at an exercise price of $23.08 per share, which was equal to the closing price of the Common Stock on the NASDAQ Global Select Market on the date of Mr. Koven’s election.

In connection with this election, Mr. Koven will enter into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially similar to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify the relevant director for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALA PHARMACEUTICALS, INC.

Date: October 2, 2017	By:	/s/ Mary Reumuth
Name: Mary Reumuth
Title: Chief Financial Officer

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